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                                                       5

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
Lowe's Companies, Inc. and Subsidiary Companies
Dollars in Thousands                                               For the three months ended April 30
                                                                   ____________________________________
                                                                              1994              1993

Cash Flows From Operating Activities:
     Net Earnings                                                           51,753            29,448
     Adjustments to Reconcile Net Earnings to Net Cash
       Provided By Operating Activities:
         Depreciation and Amortization                                      24,775            18,687
         Increase (Decrease) in Deferred Income Taxes                          685               (53)
         Loss on Disposition/Writedown of Fixed and Other Assets             1,745             2,668
         Increase in Operating Assets:
           Accounts Receivable - Net                                       (21,858)          (13,605)
           Merchandise Inventory                                           (92,517)          (97,200)
           Other Operating Assets                                           (7,507)          (12,088)
         Increase (Decrease) in Operating Liabilities:
           Accounts Payable                                                 93,935            22,989
           Employee Retirement Plans                                         9,140             7,974
           Accrued Store Restructuring                                      (2,848)           (2,002)
           Other Operating Liabilities                                      21,948             1,435
     Net Cash Provided by (Used in) Operating Activities                    79,251           (41,747)

Cash Flows from Investing Activities:
     Decrease (Increase) in Investment Assets:
       Short-Term Investments                                              (13,228)          (23,202)
       Purchases of Long-Term Investments                                   (7,500)           (6,098)
       Proceeds from Sale/Maturity of Long-Term Investments                  5,572             3,000
       Other Long-Term Assets                                                1,732               608
     Fixed Assets Acquired                                                 (81,758)          (53,092)
     Proceeds from the Sale of Fixed and Other Long-Term Assets              2,413             5,914
     Net Cash Used in Investing Activities                                 (92,769)          (72,870)

Cash Flows from Financing Activities:
  Sources:
     Long-Term Debt Borrowings                                                 500            32,000
     Net Increase (Decrease) in Short-Term Borrowings                         (220)           67,486
     Stock Options Exercised                                                   749               292
     Total Financing Sources                                                 1,029            99,778

  Uses:
     Repayment of Long-term Debt                                            (1,832)           (1,157)
     Cash Dividend Payments                                                 (5,930)           (5,859)
     Common Stock Purchased for Retirement
     Total Financing Uses                                                   (7,762)           (7,016)
     Net Cash Provided by (Used in) Financing Activities                    (6,733)           92,762

  Net Decrease in Cash and Cash Equivalents                                (20,251)          (21,855)
  Cash and Cash Equivalents, Beginning of Period                            73,253            48,949
  Cash and Cash Equivalents, End of Period                                  53,002            27,094










See accompanying notes to consolidated condensed financial statements.

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